ATTORNEY GENERAL TOM HOR
JOINT STATEMENT

ATTORNEY GENERAL TOM HORNE

AND

WESTERN UNION GENERAL COUNSEL JOHN DYE

Agreement Between Arizona and Western Union Is a Major Step
in the Fight Against Money Laundering

Phoenix, AZ (Monday, February 3, 2014) – For the first time in history and as a result of a recent amended settlement agreement, Western Union and Arizona will take unprecedented and cooperative steps to combat money laundering. This includes Western Union’s commitment to continue to implement a series of anti-money laundering recommendations. By forging this cooperative and major undertaking, Arizona will be far better positioned to protect its citizens from border violence, gun running, and human and narcotic smuggling along the southwest border.

“This agreement will serve as a model for the entire money services business industry, and is a giant step forward in combating drug trafficking and money laundering,” said Attorney General Tom Horne.

John Dye, Western Union General Counsel, said, “At Western Union, compliance and our global network go hand-in-hand. We have made great progress in enhancing our compliance systems and look forward to continuing to work closely with the monitor and State of Arizona.”

The company will continue its determined efforts to create and maintain an anti-money-laundering program that will serve as the model for the entire money services business. Pursuant to an agreed plan of action, the Attorney General and the company have specified a detailed path for the successful implementation of that program along the southwest border. Under the agreement, the company will supply information to the State so that the State can assure itself that the company’s commitments are fully and properly implemented. Western Union and the State will also cooperate with joint data analytics to combat money laundering activities throughout the southwest border region.

An independent and court appointed Monitor will oversee this process. While both parties are committed to succeed, if the company should fail to implement the program in accordance with the time lines in the new agreement, it will face penalties.

Attorney General Tom Horne lauded Kip Holmes, who recently passed away, and his other negotiators Rick Bistrow, Andrew Pacheco, Matt Conti, and Vince Piano for their outstanding and strenuous efforts on behalf of the State. Attorney General Horne said, “this agreement should signal to the criminal community that law enforcement and private industry are willing to forge close partnerships to put an end to illegal activity.”

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Press Contacts:

Stephanie Grisham	Dan Díaz
Press Secretary, State of Arizona	Press Office, Western Union
602.542.8019 .O	720.332.5564 .O
480-707-7434 .C	daniel.diaz@WesternUnion.com